FOR RELEASE AFTER 7:00 A.M. CDT                   CONTACT:  Evan G. Bane
JULY 12, 2001                                               800-558-1776
                                                            Ext. 2241

                   Ziegler's PMC unit to merge with Envestnet

                         Ziegler to retain equity stake

MILWAUKEE -- Portfolio Management Consultants, Inc., the Denver-based subsidiary of The Ziegler Companies, Inc. (AMEX: ZCO), will merge with The Envestnet Group, Inc. (Envestnet), a leading provider of managed account and practice management technologies for financial advisors. Terms of the agreement were not disclosed.

The combined company will operate under the name EnvestnetPMC, and will become one of the nation's largest providers of managed account services and practice management solutions, with assets under management and administration of approximately $6 billion. The merger brings together PMC's established asset management business with Envestnet's advanced Internet-based delivery platform.

As part of the merger, Ziegler's President and CEO John Mulherin will become a member of the EnvestnetPMC board, and Ziegler will retain a minority stake in the new company, which will be headquartered in Chicago, but retain offices in Denver and New York. In addition, John Merrell, president of PMC, will assume the presidency of the new firm.

"I am pleased that we were able to bring these two companies together so successfully," said Mulherin. "We have been reviewing our managed assets capability, with the objective of acquiring new technology. This merger meets our goal of aligning PMC with a leading Internet delivery platform specifically built to support the needs of independent financial advisors."

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Mulherin continued, "Envestnet's leadership position in the managed account and advisory marketplace will immediately enhance PMC's competitive position. We will look forward to working with John Merrell and Judson Bergman as we continue to leverage EnvestnetPMC's distribution capabilities for our Asset Management division and North Track mutual funds."

"This combination immediately gives Envestnet the scale and additional revenue-building channels to advance our strategy of becoming the leading provider of managed account products and services for independent investment professionals," said Judson Bergman, Envestnet's founder and CEO. "Our merger will combine PMC's established asset management business with our advanced platform to effectively meet the growing demand for Internet-based investment solutions. We look forward to working with John Merrell and his team to capitalize on the exciting opportunities that lay ahead for EnvestnetPMC."

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BACKGROUND

ZIEGLER (AMEX: ZCO) -- The Ziegler Companies, Inc. is a diversified financial services company with operations in capital markets and investment banking, and investment services including asset management and wealth management through retail brokerage services.

Nationally, Ziegler's Capital Markets Group is ranked as one of the leading investment banking firms for healthcare and senior living facilities, and religious institutions and schools. The group is headquartered in Chicago, and has offices in New York, Washington, D.C., St. Petersburg, Fla., San Francisco, Milwaukee and Denver.

The firm's Asset Management Division, which includes the North Track family of mutual funds, has $1.9 billion under management, with a concentration in private account management for individuals, corporations, foundations and endowments.

Ziegler Investment Services Group operates a network of 80 investment consultants at 19 retail brokerage offices in Wisconsin, Colorado, Florida, Illinois, Minnesota and Indiana, with $2.9 billion in assets under management.

PMC -- Founded in 1986, PMC was one of the earliest providers of comprehensive asset management programs to the investment consulting industry. With over $5.6 billion in assets under administration, PMC serves financial advisers and other financial service organizations by providing separately managed accounts, mutual fund portfolios and back office and performance reporting services. The company is led by President John Merrell and has more than 75 employees located in Denver.

ENVESTNET -- Founded in 1999, Envestnet delivers individual managed accounts, mutual funds and alternative investments to independent financial advisors. Through its proprietary technology platform, Envestnet provides customized advisor web sites, consolidated account views and comprehensive reporting capabilities to more than 500 independent investment advisors. Envestnet employs 60 individuals with expertise in investment management, research, operations, technology, advisor services and marketing. The firm has offices in Chicago and New York.